Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
Sandalwood Ventures, Ltd.
(An Exploration Stage Company)
Morayshire, Scotland

We consent to the inclusion in the Registration Statement on Form S-1 of Sandalwood Ventures, Ltd. of our report dated October 5, 2009, relating to the audit of the balance sheets of Sandalwood Ventures, Ltd. as of June 30, 2009 and 2008 and the related statements of expenses, stockholders’ equity and cash flows for the years then ended and the period from April 10, 2007 (inception) to June 30, 2009.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 16, 2009